                                                                  Exhibit 10(j)
















                           PURCHASE AND SALE AGREEMENT


                                     between


                                TXU Fuel Company


                                       and


                         Energy Transfer Partners, L.P.


                                      dated


                                 April 25, 2004

                                TABLE OF CONTENTS
                                                                                                               Page
1.       DEFINITIONS..............................................................................................1

         1.1.     Defined Terms...................................................................................1
         1.2.     References......................................................................................1
         1.3.     Articles and Sections...........................................................................1
         1.4.     Number and Gender...............................................................................1
         1.5.     Construction....................................................................................2

2.       BASIC TRANSACTION........................................................................................2
         2.1.     Transaction.....................................................................................2
         2.2.     Assets..........................................................................................2
         2.3.     Excluded Assets.................................................................................3
         2.4.     Purchase Price..................................................................................4
         2.5.     Consents to Assignment..........................................................................4
         2.6.     Closing.........................................................................................5
         2.7.     Closing Deliveries..............................................................................5
         2.8.     Books and Records Transfer......................................................................6
         2.9.     Transition Services Agreements and Gas Transportation Agreements................................6
         2.10.    Revenues and Expenses...........................................................................6
         2.11.    Adjustments to Purchase Price...................................................................7
         2.12.    Preliminary Settlement Statement................................................................8
         2.13.    Post-Closing Adjustments........................................................................8

3.       REPRESENTATIONS AND WARRANTIES OF TXU....................................................................9
         3.1.     Organization and Corporate Power................................................................9
         3.2.     Authorization of Agreement and Transaction......................................................9
         3.3.     No Contravention................................................................................9
         3.4.     Financial Statements; Absence of Certain Changes...............................................10
         3.5.     Permits........................................................................................10
         3.6.     Title to the Assets............................................................................10
         3.7.     Condition of Property..........................................................................10
         3.8.     Material Contracts.............................................................................11
         3.9.     Environmental Matters..........................................................................11
         3.10.    Litigation.....................................................................................12
         3.11.    Gas Regulatory Matters.........................................................................12
         3.12.    Brokers' Fees..................................................................................12
         3.13.    TXU's Status...................................................................................12
         3.14.    No Bankruptcy..................................................................................12
         3.15.    Labor Matters..................................................................................12
         3.16.    Certain Transfer Requirements..................................................................12
         3.17.    Tax Matters....................................................................................12
         3.18.    Compliance With Laws...........................................................................13
         3.19.    No Adverse Change..............................................................................13

         3.20.    Affiliate Agreements...........................................................................13
         3.21.    No Affiliate Ownership.........................................................................13
         3.22.    Advance Receipts/Purchase; Suspended Funds.....................................................14
         3.23.    Environmental Reports..........................................................................14
         3.24.    Employee Benefit Plans; ERISA..................................................................14
         3.25.    Insurance......................................................................................14

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................14
         4.1.     Organization and Corporate Power...............................................................14
         4.2.     Authorization of Agreement and Transaction.....................................................14
         4.3.     No Contravention...............................................................................15

5.       COVENANTS AND AGREEMENTS................................................................................15
         5.1.     Joint Covenants and Agreements Pending Closing.................................................15
         5.2.     Joint Covenants:  Publicity....................................................................17
         5.3.     Joint Covenants:  Confidentiality..............................................................17
         5.4.     Employment of Employees by Buyer...............................................................17
         5.5.     Affiliate Agreements...........................................................................19
         5.6.     Books and Records:  Access to Employees........................................................19
         5.7.     Further Assurances.............................................................................19
         5.8.     Notices of Certain Events......................................................................20
         5.9.     Damage or Condemnation.........................................................................20
         5.10.    Fees and Expenses..............................................................................21
         5.11.    Taxes and Other Charges........................................................................21
         5.12.    Amendment of Schedules.........................................................................21
         5.13.    No Shopping....................................................................................21
         5.14.    HSR Filing.....................................................................................22
         5.15.    TXU Signs......................................................................................22
         5.16.    Cooperation....................................................................................22

6.       CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE...................................................22
         6.1.     Conditions to the Obligations of Buyer.........................................................22
         6.2.     Conditions to the Obligations of TXU...........................................................23

7.       INDEMNIFICATION AND ASSUMPTION..........................................................................23
         7.1.     By TXU.........................................................................................23
         7.2.     Limitations on TXU's Indemnity.................................................................24
         7.3.     By Buyer.......................................................................................24
         7.4.     Express Negligence Rule........................................................................24
         7.5.     Notice of Claim................................................................................25
         7.6.     Third Party Claims.............................................................................25
         7.7.     Subrogation....................................................................................26
         7.8.     Exclusive Remedies;  Survival of Representations  and Warranties;  Limitation of Certain
                  Liabilities....................................................................................26

8.       TERMINATION.............................................................................................27
         8.1.     Termination Events.............................................................................27
         8.2.     Effect of Termination..........................................................................27

9.       MISCELLANEOUS...........................................................................................27
         9.1.     Entire Agreement...............................................................................27
         9.2.     No Reliance on External Representations........................................................27
         9.3.     Amendments.....................................................................................28
         9.4.     Waivers........................................................................................28
         9.5.     Parties in Interest............................................................................28
         9.6.     Notices........................................................................................28
         9.7.     Costs..........................................................................................30
         9.8.     Governing Law and Jurisdiction.................................................................30
         9.9.     Incorporation of Exhibits and Schedules........................................................30
         9.10.    Counterparts...................................................................................30
         9.11.    Severability...................................................................................30

Appendices:
-----------

         Appendix A:   Defined Terms

Exhibits:
---------

        Exhibit A:    Conveyance Document
        Exhibit B-1:  Transition Services Agreement (Software Related
                      Services)
        Exhibit B-2:  Transition Services Agreement (Engineering)
        Exhibit C-1:  Natural Gas Transportation Agreement
        Exhibit C-2:  Gas Storage Contract (Bethel)
        Exhibit C-3:  Gas Storage Contract (Bryson)
        Exhibit D:    Legal Opinion

Schedules:
----------

        Schedule 2.2(a) - Real Property
        Schedule 2.2(b) - Personal Property
        Schedule 2.2(c) - Assigned Contracts
        Schedule 2.3 - Excluded Assets
        Schedule 2.4 - Allocation Schedule
        Schedule 2.11(a)(v) - Inventory Valuation
        Schedule 3.5 - Permits
        Schedule 3.6 - Title to TXU Assets
        Schedule 3.8 - Material Contract Obligations
        Schedule 3.9 - Environmental Matters and Specified Persons
        Schedule 3.10 - Litigation
        Schedule 3.16 - Certain Transfer Requirements
        Schedule 3.17 - Tax Matters
        Schedule 3.19 - Adverse Changes
        Schedule 3.20 - Affiliate Agreements
        Schedule 3.21 - Affiliate Ownership
        Schedule 3.22 - Suspended Funds
        Schedule 3.24 - Employee Benefit Plans; ERISA
        Schedule 3.25 - Insurance Schedule 5.4(a) - Employee Matters
        Schedule 5.4(b) - Agreement and Release
        Schedule 5.4(c)(v) - Severance Benefits
        Schedule 5.5 - Permitted Affiliate Agreements
        Schedule 6.1(g) - Required Consents

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------

                                 April 25, 2004
                                 --------------

         This Purchase and Sale Agreement ("Agreement"), is between TXU Fuel Company ("TXU"), a Texas corporation, and Energy Transfer Partners, L.P., a Delaware limited partnership (the "Buyer"). TXU and the Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

         TXU has agreed to sell to Buyer, and Buyer has agreed to purchase from TXU, all of TXU's interest in the Assets on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual obligations made in this Agreement, the Parties agree as follows:

1.       DEFINITIONS

         1.1. Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals, this Agreement uses certain other defined terms and expressions. The definitions of capitalized terms are set forth in the text of this Agreement or in Appendix A.

         1.2. References. The words "hereby," "herein," "hereof," "hereto," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement, unless otherwise specified.

         1.3. Articles and Sections. This Agreement is divided into articles and sections, and includes section and article headings. These divisions and headings are for convenience only, and the Parties' rights and obligations will be determined from this Agreement as a whole, unless otherwise specified, and without regard to the divisions and headings.

         1.4. Number and Gender. Whenever the context requires, reference to a single number will include the plural, and the plural will include the singular. Words denoting gender will include the masculine, feminine, and neuter, when appropriate; and specific enumeration will not exclude the general, but will be construed as cumulative. Definitions of terms defined in the singular or plural are equally applicable to the plural or singular, as applicable, unless otherwise specified.

         1.5. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any part of this Agreement.

2.       BASIC TRANSACTION

         2.1. Transaction. Effective for all purposes as of the Effective Time, TXU shall sell, transfer and convey to Buyer the Assets, and Buyer shall assume the Assumed Obligations.

         2.2. Assets. The following items constitute the Assets:

              (a) All right, title and interest of TXU in the real property, rights-of-way, easements, pipelines and gas storage facilities, as more particularly described in Schedule 2.2(a) ("Real Property");

              (b) All right, title and interest of TXU in all equipment (including, without limitation, compressors and treaters, vehicles, tools, lubricants, supplies and spare-parts inventory and computer hardware, but specifically excluding any equipment leased by TXU), pipelines, fixtures and improvements and other items of tangible personal property currently owned by TXU located on or primarily used in connection with the ownership or operation of the Real Property, including (without limitation) those described in Schedule 2.2(b) (all personal property described in this clause (b) is the "Personal Property");

              (c) All right, title and interest of TXU in and to any and all of the following types of contracts and agreements entered or held in connection with TXU's ownership or operation of the Real Property or the Personal Property: gas purchase agreements, plant construction and operating agreements, gas sales contracts, gas gathering agreements, gas transportation contracts, gas processing agreements, natural gas liquids sales, transportation and fractionation agreements, and assignable equipment lease agreements, and any and all other related contracts and agreements, currently held by TXU, including (without limitation) those described in Schedule 2.2(c) (all of the contracts and agreements described in this clause (c) are the "Assigned Contracts");

              (d) All right, title and interest of TXU in and to all of the natural gas and natural gas liquids and products located at the Real Property and in the Personal Property as of the Effective Time (collectively, the "Inventory");

              (e) To the extent transferable, all Permits owned or otherwise held by TXU for the operation of the Real Property or Personal Property including those described in Schedule 3.5;

              (f) To the extent transferable, all right, title and interest of TXU in and to any computer software and licenses related thereto that are presently used with the Personal Property and other Assets ("Other Intellectual Property");

              (g) All suspense funds held by TXU arising from the Assigned Contracts, except funds (if any) held by TXU that are the subject of the litigation disclosed in Schedule 3.10 ("Transferred Suspense Funds");

              (h) All existing financial, engineering, operating, accounting, tax, contract, environmental, safety, legal (other than those protected by legal privilege or that pertain to liabilities or litigation retained by TXU hereunder), marketing, and other data, files, computer tapes and discs, documents, instruments, notes, papers, books and records of TXU in TXU's possession that relate materially to the ownership or operation of the Assets, including (without limitation) deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, permits, certificates, filings with Governmental Authorities, reports, process safety management (PSM) records, and records regarding the construction, maintenance and testing of the Assets, together with copies of budgets, journals, ledgers and customer lists that relate solely to the ownership and operation of the Assets (collectively, "Books and Records");

              (i) To the extent that they relate to Assumed Obligations, all of TXU's causes of action, judgments, claims and demands of whatever nature against third parties (including, without limitation, unexpired manufacturer's equipment or construction warranties) and attributable to the period before the Effective Time; and

              (j) All other assets, property and rights of TXU not expressly identified as an Excluded Asset.

         2.3. Excluded Assets. The following items (the "Excluded Assets") are not included as part of the Assets and are not being transferred to the Buyer:

              (a) The name "TXU Fuel Company," "TUFCO" or any variations thereof;

              (b) Any cash other than the Transferred Suspense Funds;

              (c) Any refunds from tax authorities attributable to any period before the Effective Time;

              (d) Any intercompany account accrued before the Effective Time that reflects any amount due and owing to TXU by any of TXU's Affiliates;

              (e) Except to the extent that they relate to any Assumed Obligations, all of TXU's causes of action, judgments, claims and demands of whatever nature against third parties and attributable to the period prior to the Effective Time; including those applicable to any period or periods extending both before and after the Effective Time;

              (f) Any litigation described in Schedule 3.10 and not related to an Assumed Obligation pursuant to Section 2.2(i);

              (g) Except as provided in Section 5.9 or as provided in the Transition Services Agreement, all insurance policies, and benefits thereunder, of TXU;

              (h) All of TXU's credit files, employee and payroll records, books of account, budgets and financial records and customer lists;

              (i) All Imbalance Receivables and Imbalance Payables as of the Effective Time;

              (j) Provided that such use does not interfere with Buyer's business, and subject to Buyer's consent which may not be unreasonably withheld, a perpetual, paid up license to use any right of way or easement, whether or not currently in writing or recorded, upon which Excluded Assets are located or upon which pipelines or other facilities of TXU's Affiliates are located, for the continued use, operation, installation and replacement of pipelines or any other facilities on such properties; and

              (k) All assets identified on Schedule 2.3.

         In case of any inconsistency between this Section 2.3 and Section 2.2,
Section 2.2 shall prevail.

         2.4. Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Assets to Buyer, Buyer shall pay to TXU the amount of Five Hundred Million Dollars ($500,000,000) (the "Purchase Price"). The Purchase Price as adjusted pursuant to Section 2.11 shall be paid at Closing by wire transfer of immediately available funds to the account specified by TXU in writing three (3) Business Days before Closing. The Parties agree to report the federal, state and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with the purchase price allocation set forth on Schedule 2.4 (the "Allocation Schedule").

         2.5. Consents to Assignment. This Agreement does not constitute an agreement to assign any asset, right-of-way, easement, contract, agreement, or Permit constituting Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof at Closing would: (i) cause TXU or the Buyer to be in violation of any licensing or other law, or (ii) be in violation of any prohibition on assignment of any Asset (herein called a "Transfer Requirement"). TXU and Buyer will use Reasonable Efforts to obtain all necessary consents or waivers to transfer any such Asset or any claim or right or any benefit arising thereunder or resulting therefrom. Nevertheless, if despite such Reasonable Efforts, TXU is unable to satisfy a Transfer Requirement necessary for the transfer of any such Asset, or any claim or right or any benefit arising thereunder or resulting therefrom by Closing, TXU and Buyer will cooperate in a mutually agreeable arrangement such that: (a) from and after the Closing, Buyer will receive the revenues and other benefits from, and pay the costs and expenses required to be paid with respect to, such

Asset, (b) Buyer hereby assumes the responsibility to discharge TXU's obligations to the extent they are Assumed Obligations with respect to such Asset, (c) upon Buyer's written request, TXU will enforce for the benefit of Buyer, as necessary, and at Buyer's sole cost and expense, any and all rights of TXU against a third party with respect to such Asset, and (d) Buyer will indemnify and hold TXU harmless with respect to any Assumed Obligations arising with respect to such Asset.

         2.6. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. at the office of Hunton & Williams LLP, 1601 Bryan Street, 30th Floor, Dallas, Texas 75201 on the first
(1st) day of the month following the date upon which all of the conditions to the Closing set forth in Sections 6.1 and 6.2 have been satisfied. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The effective time of the Closing and transfers made at the Closing will be at 9:00 a.m. on the Closing Date ("Effective Time").

         2.7. Closing Deliveries. At Closing, TXU shall deliver to Buyer:

                  (i) the various certificates, instruments and documents referred to in Section 6.1;

                  (ii) signed and acknowledged (if appropriate) bills of sale, assignments of easements and rights-of-way, and deeds (with a special warranty of title except for Permitted Encumbrances) in the form attached as Exhibit A (the "Conveyance Documents") which, collectively, transfer to Buyer all of TXU's right, title and interest in and to the Assets (subject to Section 2.5 hereof);

                  (iii) original counterparts of each of the Transition Services Agreements in the forms attached as Exhibit B-1 and B-2, signed by TXU Gas Company, an Affiliate of TXU;

                  (iv) original counterparts of the Gas Transportation Agreements in the forms attached as Exhibit C-1, C-2 and C-3, signed by TXU Portfolio Management Company LP, an Affiliate of TXU; and

                  (v)   a FIRPTA Affidavit in customary form; and

                  (vi) any other duly signed and acknowledged (if appropriate) agreements and instruments provided for in this Agreement or reasonably necessary or desirable by both Parties to effectuate the transactions contemplated hereby.

              (b) At the Closing, Buyer shall deliver to TXU:

                  (i) the various certificates, instruments and documents referred to in Section 6.2;

                  (ii) duly signed and acknowledged (if appropriate) counterparts of the Conveyance Documents, which collectively, will transfer to Buyer all Assumed Obligations;

                  (iii) original counterparts of the Transition Services Agreements in the forms attached as Exhibit B-1 and Exhibit B-2, signed by Buyer;

                  (iv) original counterparts of the Gas Transportation Agreements in the forms attached as Exhibit C-1, Exhibit C-2 and Exhibit C-3, signed by Buyer; and

                  (v) any other duly executed and acknowledged (if appropriate) agreements or instruments provided for in this Agreement or reasonably necessary or desirable by both Parties to effectuate the transactions contemplated hereby.

         2.8. Books and Records Transfer. TXU shall deliver all Books and Records in its possession with respect to the Assets to Buyer as soon as possible after Closing, but in any event not later than 30 days after Closing, subject to the following provisions:

              (a) TXU may retain copies of all Books and Records that are delivered to Buyer;

              (b) TXU may retain (with Buyer to have access thereto and the right to make copies thereof) all consolidating and consolidated financial information and all other accounting Books and Records prepared or used in connection with: (1) the preparation of financial statements of TXU and/or its Affiliates and (2) the preparation and filing of any Tax Returns; and

              (c) TXU is not obligated to deliver files, records or documents that are protected by legal privilege or that relate to matters or issues for which TXU has retained sole responsibility.

         2.9. Transition Services Agreements and Gas Transportation Agreements. At Closing, Affiliates of TXU and Buyer shall execute agreements substantially in the form attached hereto as Exhibit "B-1" and "B-2" (the "Transition Services Agreements") and the agreements substantially in the form attached hereto as Exhibit "C-1," "C-2" and "C-3" (the "Gas Transportation Agreements").

         2.10. Revenues and Expenses. TXU shall be: (i) entitled to all operating revenues (and related accounts receivable) attributable to the Assets, and (ii) responsible for the payment of all costs and expenses (and related accounts payable), including the payment of ad valorem taxes then due and owing, attributable to the Assets, in each case to the extent the foregoing relate to the period of time prior to the Effective Time. Buyer shall be: (i) entitled to all operating revenues (and related accounts receivable) attributable to the Assets, and (ii) responsible for the payment of all costs and expenses (and related accounts payable), including the payment of ad valorem taxes, attributable to the Assets, in each case to the extent the foregoing either relate to the period occurring on and after the Effective Time.

               (b) To the extent that Buyer receives any funds from third parties to which TXU is entitled pursuant to Section 2.10(a), Buyer shall promptly deliver such funds to TXU. To the extent that TXU receives any funds to which Buyer is entitled pursuant to Section 2.10(a), TXU shall promptly deliver such funds to Buyer. If any Party pays any cost or expense (or related account payable) that is properly borne by the other Party pursuant to Section 2.10(a), the Party responsible for such cost or expense (or related account payable) pursuant to Section 2.10(a) shall promptly reimburse the Party who made such payment. The obligations of Buyer and TXU hereunder shall be performed without any right of setoff.

               (c) Except as expressly set forth in this Section 2.10 with respect to liability of the Parties for the reimbursement of operating revenues (and related accounts receivable) or for the payment of costs and expenses (and related accounts payable), or the reimbursement of certain accrued or pre-paid operating expenses, in the event of any conflict between the provisions of this
Section 2.10 and the provisions of Section 7, the provisions of Section 7 shall control.

         2.11. Adjustments to Purchase Price. (a) At Closing, the Purchase Price will be increased by the following amounts:

                    (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets, insofar as such prepaid taxes relate to periods after the Effective Time;

                    (ii) all costs and expenses (including rentals and operating expenses) incurred in the Ordinary Course of Business and approved by Buyer that are paid by TXU and are attributable to the Assets and attributable to the period from and after the Effective Time;

                    (iii) any amounts prepaid in the Ordinary Course of Business for any leases, permits, rights-of-way or other costs paid by TXU and attributable to the operation of the Assets after the Effective Time;

                    (iv)  any other amount agreed upon by the Parties; and

                    (v) if positive, the Gas Inventory Account, as calculated in accordance with Schedule 2.11.

               (b) At Closing, the Purchase Price will be decreased by the following amounts:

                    (i) an amount equal to all unpaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of TXU's and Buyer's ownership before and after the Effective Time);

                    (ii) an amount equal to all revenues collected by TXU with respect to the Assets and attributable to the period of time after the Effective Time;

                    (iii) any amount required pursuant to Section 5.9;

                    (iv)  any other amount agreed upon by the Parties; and

                    (v) if negative, the Gas Inventory Account, as calculated in accordance with Schedule 2.11.

         2.12. Preliminary Settlement Statement. TXU shall prepare and deliver to Buyer at least 5 business days before the Closing Date a statement (the "Preliminary Settlement Statement"): (a) setting forth the amount of each adjustment estimated by TXU in good faith to the Purchase Price to be made at the Closing under Sections 2.10 and 2.11 hereof, and (b) describing any adjustments that TXU believes cannot be determined until after the Closing in accordance with Section 2.13.

         2.13. Post-Closing Adjustments. Within 90 days after the Closing, TXU shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the "Final Settlement Statement"), setting forth each adjustment of the type described in Sections 2.10 and 2.11 which was not taken into account in determining the Purchase Price at Closing and showing the calculation of such adjustments. Within 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to TXU a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall undertake to agree to the amounts due pursuant to such adjustments no later than 90 days after Buyer's receipt of the Final Settlement Statement, and the date upon which such agreement is reached is the "Final Settlement Date." Buyer or TXU (as applicable) will promptly pay amounts due in accordance with the Final Settlement Statement. If TXU and Buyer are unable to agree upon the Final Settlement Statement within 90 days after Buyer's receipt of same, the Parties will retain a nationally recognized independent public accounting firm agreed upon by Buyer and TXU to audit the Final Settlement Statement and determine any amounts due thereunder. The decision of the independent accounting firm that conducts the audit will be binding on Buyer and TXU, and the fees and expenses of the independent accounting firm will be borne one-half each by Buyer and TXU. The Parties will, and will cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.13, including (without limitation) making available books, records and personnel as required.

3.       REPRESENTATIONS AND WARRANTIES OF TXU

         Except as set forth in the schedules attached to this Agreement, TXU represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement and that such statements, as of the Closing Date (as though made on the Closing Date), to the extent not qualified by materiality, will be true and correct in all material respects, and, to the extent qualified by materiality, will be true and correct. Disclosure of an item in any Schedule is disclosure of such item for any other purpose under this Agreement. The Schedules will be updated and revised as of the Closing Date in accordance with Section 5.12.

         3.1. Organization and Corporate Power. TXU is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. TXU has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. TXU is duly qualified to do business and is in good standing in Texas. TXU has full power and authority to carry on its business and to execute and deliver and carry out the transactions contemplated by this Agreement.

         3.2. Authorization of Agreement and Transaction. TXU has full power and authority to execute, deliver and perform this Agreement and the other Conveyance Documents (collectively, the "TXU Documents") to which they are a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by TXU has been duly authorized by all necessary corporate action on the part of TXU. This Agreement has been duly executed and delivered by TXU and constitutes, and each of the TXU Documents and each other agreement, instrument or document executed or to be executed by TXU in connection with the transactions contemplated by the TXU Documents has been, or when executed will be, duly executed and delivered by TXU and constitutes, or when executed and delivered will constitute, a valid and binding obligation of TXU, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles (whether considered in a proceeding at law or in equity).

         3.3. No Contravention. (a) Neither the execution and delivery of this Agreement by TXU, nor the consummation of the transactions contemplated hereby by TXU will (assuming compliance with all Transfer Requirements): (i) violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under: (A) any applicable Legal Requirement,
(B) the charter or bylaws of TXU, or (C) any contract, agreement, lease, license or other arrangement to which TXU is a party or by which it, or any of its properties, is bound, including, without limitation, any Assigned Contracts;
(ii) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the Assets; (iii) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing Permit or order of any Governmental Authority having jurisdiction over TXU; or
(iv) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (i), (ii) or (iii) of this Section 3.3, except, in the case of clauses (i) through (iii), where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, claim, encumbrance, forfeiture, suspension, revocation or lien is not reasonably likely to be material to the ownership or operation of the Assets or materially impair the ability of TXU to consummate the transactions contemplated by this Agreement.

              (b) Except any Transfer Requirement related to Permits and the required filings under the Hart Scott Rodino Antitrust Act, TXU is not required to make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to take such action would not be material to the ownership or operation of the Assets or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

         3.4. Financial Statements; Absence of Certain Changes. TXU has delivered to Buyer unaudited statements of income, balance sheets and cash flow reports for the Assets for the calendar years 2002 and 2003 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects, except as noted thereon, have been prepared in accordance with principles consistently followed throughout the periods represented and fairly present the results of the Asset's operations for the periods covered thereby, except that: (i) the Financial Statements lack footnotes and certain other presentations, and (ii) the Financial Statements are subject to normal year-end adjustments.

         3.5. Permits. TXU owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the ownership and operation of the Assets (collectively, the "Permits") including, without limitation, those identified in Schedule 3.5, except for those Permits which the failure to own or hold are not reasonably likely to have a Material Adverse Effect. Each Permit is in full force and effect, and TXU is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance does not have a Material Adverse Effect. To the Knowledge of TXU, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, revocation or termination of any Permit, except such as in the aggregate would not have a Material Adverse Effect. All Permits shall be, subject to the Permitted Encumbrances: (i) owned or held as of the Closing by TXU, and (ii) transferred by TXU to Buyer, subject to receipt (or other disposition as permitted hereunder) of all consents, approvals, authorizations, and waivers applicable to such Permits.

         3.6. Title to the Assets. Except as set forth in Schedule 3.6, the Real Property and Personal Property are free and clear of all Encumbrances arising by, through and under TXU, other than Permitted Encumbrances.

         3.7. Condition of Property. The Assets are being contributed by TXU and, at Closing, will be accepted by Buyer AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES TXU HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

         3.8. Material Contracts. The Assigned Contracts listed in Schedule 2.2
(c) include all material contracts, agreements and leases relating to the continued ownership and operation of the Assets: (i) which provide for receipt or payment, contingent or otherwise, of $100,000 or more per month; or (ii) which may not be terminated without payment or penalty with notice of 90 days or less and provide for the aggregate payment or receipt of more than $100,000 over its term (the "Material Contracts"). TXU has made available to the Buyer a true and correct copy (or, if oral, a written summary) of each such contract. Except as set forth in Schedule 3.8, each Material Contract is in full force and effect, except for such matters in respect of all Material Contracts that individually, or in the aggregate, are not reasonably likely to have a Material Adverse Effect. TXU has in all respects performed all obligations required to be performed by it to date under the Material Contracts, and is not in default under any obligation of any Material Contracts, except where the failure to perform or default is not reasonably likely to have a Material Adverse Effect. To the Knowledge of TXU, no other party to any Material Contract is in default thereunder. TXU has not assigned to any other Person any of its rights under the Material Contracts.

         3.9. Environmental Matters. Except as listed or described in Schedule 3.9, to TXU's Knowledge and the Knowledge of the Specified Persons listed on
Schedule 3.9:

              (a) the Assets and TXU's operation of the Assets are: (i) not in violation of any Environmental Laws, nor is there any outstanding liability arising from any violation of any Environmental Law, in connection with the ownership, use, maintenance or operation of the Assets, and (ii) not subject to any remedial obligations or other Environmental Liabilities and Costs under any Environmental Laws, other than such violations, obligations or other Environmental Liabilities and Costs that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

              (b) TXU possesses all Permits required by Environmental Laws for the operation and ownership of the Assets, except where the failure to possess such Permits is not reasonably likely to have a Material Adverse Effect, and TXU is not in violation of the terms and conditions of such Permits, other than such violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

              (c) TXU: (i) is not subject to any consent decree, compliance order or administrative order issued pursuant to Environmental Laws or any written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Governmental Authority pursuant to Environmental Laws; (ii) has not received written notice under the citizen suit provision of any Environmental Law; other than such of the foregoing that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and (iii) there are no facts which are reasonably likely to give rise to any such claims; and

              (d) there are no Hazardous Substances existing on, in or under any of the Assets other than Hazardous Substances maintained or handled in the Ordinary Course of Business of TXU and in compliance with all Environmental Laws, and no Hazardous Substances have been released or discharged into the environment from any of the Assets in violation of any Environmental Law for which TXU has any outstanding liability.

        3.10. Litigation. Except as disclosed in Schedule 3.10, there are no actions at law, suits in equity, investigations, proceedings or claims pending (or, to the Knowledge of TXU, threatened) against TXU or any of the Assets and attributable to TXU before or by any federal, state, foreign or local court, tribunal or governmental agency or authority, or any other Person, except such as in the aggregate are not reasonably likely to have a Material Adverse Effect, and to TXU's Knowledge, there are no matters which are reasonably likely to result in such action, suit or proceeding.

        3.11. Gas Regulatory Matters. TXU is not subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938, as amended.

        3.12. Brokers' Fees. TXU has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement that will be binding on Buyer or the Assets.

        3.13. TXU's Status. TXU is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the IRC and the rules and regulations promulgated thereunder), and TXU shall deliver to Buyer at Closing affidavits of non-foreign ownership confirming such ownership status at the Closing.

        3.14. No Bankruptcy. There is no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or threatened against TXU.

        3.15. Labor Matters. TXU is not a party to, or bound by, any written or oral collective bargaining agreement or other agreement with any labor union or organization. To the Knowledge of TXU, there are currently no labor disputes (other than routine individual grievances) or any union or other labor organization activities with respect to TXU's employees operating the Assets.

        3.16. Certain Transfer Requirements. To TXU's Knowledge, Schedule 3.16 sets forth each Material Contract and each material Permit that may require a consent or other similar action by any Person as a result of the execution, delivery and performance of the transactions contemplated hereby.

        3.17. Tax Matters. Except as set forth in Schedule 3.17: (i) TXU has filed (or has had filed on its behalf) all Tax Returns required to be filed and has paid all Taxes due as reflected on such Tax Returns; (ii) there is no action, suit, investigation, audit, or written claim or assessment pending, or to TXU's Knowledge, threatened, with respect to Taxes the non-payment of which could give rise to a Lien upon, any of the Assets; (iii) there is not in force any waiver of any statute of limitations in respect of such Taxes, or any outstanding request for such a waiver; (iv) there is not in force any extension of time for the assessment or payment of any such Tax; and (v) there are no Liens with respect to Taxes upon the Assets except for Liens for Taxes not yet due.

        3.18. Compliance With Laws. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, to TXU's Knowledge, TXU has complied in all material respects with all Applicable Laws relating to the ownership or operation of the Assets and the conduct of business in connection with the Assets, except for non-compliance that does not have a Material Adverse
Effect. TXU is not charged or, to the Knowledge of TXU, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets.

        3.19. No Adverse Change. Except as set forth on Schedule 3.19, since the date of the most recent Financial Statements through the date hereof, outside the Ordinary Course of Business, there has not been:

              (a) A sale, lease or other disposition of any Assets having a value, individually, in excess of $500,000;

              (b) A mortgage, pledge or grant of a lien or security interest in any of the Assets, other than Permitted Encumbrances;

              (c) Any loss, damage, condemnation or destruction to any of the Assets in excess of $500,000, or that would have a Material Adverse Effect on the business or financial condition of the Assets;

              (d) A change in methods of accounting or accounting practices of TXU, except as required by law or GAAP; or

              (e) A contract or commitment to do any of the foregoing.

        3.20. Affiliate Agreements. Except as set forth on Schedule 3.20, the Assets are not the subject of or subject to any agreement or arrangement with any TXU Affiliate.

        3.21. No Affiliate Ownership. Except as set forth on Schedule 3.21, no Affiliate of TXU owns any interest in any of the Assets.

        3.22. Advance Receipts/Purchase; Suspended Funds.

              (a) Except as set forth on Schedule 3.22, TXU has not with respect to the Assigned Contracts: (i) received any quantity of natural gas or liquids to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments, or loans which will require the Buyer to perform services or provide natural gas or liquids under such Assigned Contracts on or after the Effective Time without being currently paid therefore; and

              (b) Except as set forth in Schedule 3.22 (which TXU will update as of the Effective Time promptly after Closing), as of the date hereof, TXU holds no amounts in suspense (whether due to title failure or any other cause) with respect to any of the Assigned Contracts.

        3.23. Environmental Reports. There has been no environmental investigation, study, audit, test, review or other analysis conducted, of which TXU has Knowledge, in relation to any of the Assets, or any other property or facility now or previously owned or leased by TXU in connection with the Assets, which have not been delivered to the Buyer.

        3.24. Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.24, there are no pending or, to the Knowledge of TXU, threatened claims and no pending or, to the Knowledge of TXU, threatened litigation with respect to any employee benefit plans of TXU, other than ordinary and usual claims for benefits by participants and beneficiaries. Except as set forth in Schedule 3.24, no audit or investigation by a Governmental Authority with respect to any of such employee benefit plans is pending nor has TXU received formal notice of any such audit or investigation.

        3.25. Insurance. Schedule 3.25 sets forth a complete and correct list of all of the policies of insurance carried on the date of this Agreement by TXU for the benefit of or in connection with the business of the Assets which policies shall remain in full force and effect through the date of Closing, or as set forth in the Transition Services Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to TXU that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on the Closing Date).

         4.1. Organization and Corporate Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to carry on the business in which it is engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

         4.2. Authorization of Agreement and Transaction. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action on the part of Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles (whether considered in a proceeding at law or in equity).

         4.3. No Contravention.

              (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any provisions of Buyer's organizational documents, or of any agreement, instrument or understanding, or any statute, law, judgment, decree, rule or regulation, to which Buyer is a party or by which Buyer is bound.

              (b) Except for the required filings under the Hart Scott Rodino Antitrust Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to take such action would not materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

5.       COVENANTS AND AGREEMENTS

         5.1. Joint Covenants and Agreements Pending Closing. TXU shall permit Buyer and its representatives after the date of this Agreement and before Closing to have reasonable access, during normal business hours, upon reasonable advance notice, to the Assets and the contracts, books, records and data of TXU related thereto, as well as employees of TXU who are knowledgeable with respect to the same. Any review by Buyer and its representatives pursuant to such access shall be for the reasonable and legitimate due diligence requirements of Buyer and shall be conducted in such a manner as not to interfere unreasonably with the businesses or operations of TXU. All activities of Buyer under this Section 5.1(a) will be conducted in accordance with all applicable laws, and Buyer will indemnify and hold harmless TXU and its Affiliates from and against all Losses incurred as a result of the performance of such activities.

              (b) From and after the date hereof, and until the Closing, TXU shall:

                  (i) except as otherwise contemplated by this Agreement, or consented to or approved by Buyer, cause the Assets to be operated in all material respects in the Ordinary Course of Business;

                  (ii) cooperate with Buyer to effect an orderly transition in the operation of the Assets;

                  (iii) endeavor to maintain existing relationships with producers, suppliers, contractors, distributors, customers, licensors, and others having business relationships with TXU or any of its Affiliates with respect to the Assets;

                  (iv) without the consent of Buyer (which consent will not be unreasonably withheld or delayed): (A) not sell, lease, license or otherwise dispose of any Assets, other than natural gas liquids and products pursuant to existing contracts or commitments, or otherwise in the Ordinary Course of Business, (B) not make material changes in the ongoing operations or engage in operating activities with respect to the Assets that are not in the Ordinary Course of Business, (C) not create, incur, guarantee or assume any indebtedness for borrowed money outside the Ordinary Course of Business that the Buyer would be liable for, (D) not mortgage or pledge any of the Assets or create any encumbrance thereupon, other than a Permitted Encumbrance, (E) not enter into any contracts, agreements, leases, licenses, commitments, sale or purchase orders that are performable after the Closing other than: (I) contracts which have terms of 31 days or less and are entered into in the Ordinary Course of Business or (II) those which have obligations of less than $250,000 and are entered into in the Ordinary Course of Business, (F) not amend any Material Contract, other than in the Ordinary Course of Business, (G) not waive, release, grant or transfer any rights of value relating to the Assets other than in the Ordinary Course of Business, (H) not hire any new employees, recall any laid-off employees or award additional compensation, in the form of an increase in wages, salaries, or otherwise, (I) not create any employee benefit plans (within the meaning of Section 3.3 of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by law, (J) not merge into or with consolidate with any other entity, (K) not take no other material action outside of the Ordinary Course of Business concerning the Assets, other than such actions as are required by applicable law or to respond to an emergency, or (L) not agree or commit to do any of the actions described in clauses (A) - (J) herein.

              (c) Buyer has or will conduct and complete a due diligence investigation of the Assets, and will make an independent evaluation of the Assets. Buyer acknowledges it is not relying on any statements or representations of TXU or any representative of TXU, other than as set forth herein, concerning the condition of any of the Assets, the present or future value of the Assets, or the anticipated income, costs, or profits, if any, to be derived from the Assets. Except as expressly provided in this Agreement, Buyer acknowledges that TXU makes no representation or warranty as to the Assets. Buyer will rely upon its independent examination of the Assets and its independent estimates, computations, evaluations, reports and studies based thereon. Subject only to the warranties and representations contained in this Agreement, Buyer must satisfy itself prior to the Closing as to the type, condition, quality and extent of the Assets and the value thereof.

              (d) TXU will reasonably cooperate with Buyer for the Buyer to obtain licenses and permits (including, without limitation, the Permits) that it may need in order to operate the Assets after Closing.

              (e) Buyer and TXU shall cooperate with one another: (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

              (f) Subject to the terms and conditions of this Agreement, each Party will use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         5.2. Joint Covenants: Publicity. The Parties agree that a press release may be issued by either Party on or after the execution of this Agreement, and upon or after Closing, in either case upon prior notification to and consultation with the other Party.

         5.3. Joint Covenants: Confidentiality. Prior to the execution of this Agreement, Energy Transfer Company, an Affiliate of Buyer and TXU Energy Trading Company LP, an Affiliate of TXU entered into that certain Confidentiality Agreement, dated January 8, 2003 (the "Confidentiality Agreement"), the provisions of which are hereby adopted by the Parties and incorporated into this Agreement by reference. At Closing, the Confidentiality Agreement shall terminate.

         5.4. Employment of Employees by Buyer.

              (a) Offers and Employment.

                  (i) Buyer Offers of Employment. Buyer shall, prior to the Closing extend offers of employment to all employees identified on
         Schedule 5.4(a) and shall waive any preconditions to such offers, including background checks, drug testing and/or medical examinations. Such offers shall be for employment with Buyer in positions comparable to those held by such employees at TXU, with initial base wages or salaries comparable to wages and salaries currently paid to those employees. Buyer agrees not to decrease such wages and salaries for a period of one year after the Closing Date. Unless otherwise specified in Schedule 5.4(a) or agreed by the Parties, TXU employees accepting such offers shall be considered to have resigned from TXU and hired by Buyer effective as of the Closing Date.

                  (ii) On-Leave Employees. With respect to any employee identified on Schedule 5.4(a) who is on leave status, including medical (FMLA or otherwise), disability, salary continuation, sick leave, or other leave of absence, which has been approved by TXU or is contemplated under TXU policies, such employee shall remain an employee of TXU until such employee returns to work or his/her employment is otherwise terminated. If any such employee returns to work within six (6) months after the Closing Date, Buyer shall promptly extend an offer of employment to such employee on the terms and conditions of employment described in this Section 5.4. If any such employee does not return within such six (6) month period, Buyer shall be under no obligation to offer employment to such employee or to treat such employee as a Transitioned Employee hereunder.

                  (iii) Employment Effective Date. All TXU employees who accept Buyer's offer of employment and begin work with Buyer pursuant to the foregoing paragraphs are referred to in this Section 5.4 as "Transitioned Employees." Each such Transitioned Employee's "Employment Effective Date" shall be the effective date on which Buyer actually employs such employee.

              (b) Minimum Retention. With respect to each Transitioned Employee who signs, in a timely manner, an Agreement and Release in the form attached as Schedule 5.4(b) to this Agreement or such other form as TXU shall require ("Agreement and Release"), Buyer shall not terminate such Transitioned Employee within the first ninety (90) days after such Transitioned Employee's Employment Effective Date for any reason other than "cause". For purposes of this provision, "cause" shall mean intentional or gross disregard of a material Buyer rule relating to employee conduct, or gross misconduct resulting, in either case, in material economic harm to Buyer, or conviction for a felony or other crime involving moral turpitude. TXU shall notify Buyer in writing of each Transitioned Employee who executes the Agreement and Release in a timely manner.

              (c) Compensation and Employee Benefit Plans for Transitioned
                  Employees.

                  (i) General. Except as otherwise provided in this Section 5.4, each Transitioned Employee and his or her dependents, shall, effective as of his or her Employment Effective Date, to the extent permitted under such plans or to the extent that Buyer can reasonably amend the plans to so permit, be immediately eligible to participate in all employee benefit plans, programs and employee policies of Buyer that are made available to similarly situated employees of Buyer and Buyer's Affiliates. Compensation and benefits provided by Buyer to Transitioned Employees will be no less favorable than the compensation and benefits generally available to similarly situated Buyer employees.

                 (ii) Years of Service Credit. With respect to each Transitioned Employee who executes the Agreement and Release, in a timely manner, Buyer shall recognize all such Transitioned Employee's service, which is recognized by TXU, or by an employee plan of TXU, for purposes of vesting, participation, eligibility for benefits, benefit accrual, optional forms of payment, and any other right, benefit or feature under each employee benefit plan, program and policy of Buyer.

                 (iii) Employee Welfare Benefit Plans. Each Transitioned Employee shall be eligible effective as of his or her Employment Effective Date to participate immediately in Buyer's employee welfare benefit plans, including medical, prescription drug, dental, group life insurance, accidental death and dismemberment, short term disability, long term disability, long term care, and flexible spending accounts. With respect to all such welfare plans, Buyer shall, or shall cause its insurance carrier to: (i) waive all pre-existing condition limitations, waiting periods, insurability requirements or similar limitations so that each Transitioned Employee will be fully eligible to participate in each welfare plan of Buyer as of his or her Employment Effective Date; and (ii) grant credit toward applicable deductibles attained for each Transitioned Employee under the comparable plan of TXU.

                  (iv) Retirement Plans. Each Transitioned Employee shall be eligible to participate in Buyer's 401(k) and/or other employee pension benefit plans effective as of such Transitioned Employee's Employment Effective Date on a basis comparable with similarly situated employees of Buyer. Buyer's plan shall permit, in accordance with applicable law, direct trustee-to-trustee transfers and rollovers, as contemplated under Section 402(c) of the Internal Revenue Code of Transitioned Employees' TXU Thrift Plan account balances, including all outstanding loans made under such plan.

                  (v) Severance Plan. Buyer agrees that, with respect to any Transitioned Employee who executes the Agreement and Release, it terminates such Transitioned Employee following the ninetieth (90th) day of, and within the twelve (12)month period after, such Transitioned Employee's Employment Effective Date for any reason other than cause (as defined above), Buyer shall provide such Transitioned Employee with severance benefits, in accordance with Schedule 5.4(c)(v).

              (d) Buyer Acknowledgement. Buyer acknowledges that the terms of this Agreement as they apply to Transitioned Employees who execute the Agreement and Release are being relied upon, in part, by such Transitioned Employees and TXU as consideration for the Agreement and Release.

         5.5. Affiliate Agreements. Prior to Closing, TXU may enter into agreements and other arrangements with its Affiliates related to the shared use of certain facilities and shared services as described in Schedule 5.5.

         5.6. Books and Records: Access to Employees. TXU shall make available to Buyer and its representatives information and employees of TXU necessary or reasonably deemed desirable by Buyer in preparing its Tax Returns and financial statements and conducting any audits in connection therewith and asserting or defending any claims.

         5.7. Further Assurances. At the Closing and from time to time after the
Closing: (i) TXU, at the reasonable request of Buyer and without further consideration, shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action as may reasonably be requested by Buyer to more effectively sell, convey, assign and transfer title to and vest title in Buyer or to put Buyer in possession of the Assets, and (ii) Buyer, at the request of TXU and without further consideration, shall promptly execute and deliver to TXU such certificates and other instruments of assumption, and take such other action, as may reasonably be requested by TXU, to more effectively confirm and effect the assumption by Buyer of the Assumed Obligations.

         5.8. Notices of Certain Events. Each of Buyer and TXU shall promptly notify the other Party hereto of:

              (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Assets;

              (c) any Claim commenced or, to its Knowledge, threatened against, relating to, or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to any provision of this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement; and

              (d) any of the following: (i) the discovery by such Party that any representation or warranty of either Party contained in this Agreement is untrue or inaccurate in any material respect, or (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect as of the date made, and (iii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.9. Damage or Condemnation. If, before Closing, any part of the Assets are damaged or destroyed by fire or other casualty, or if any part of the Assets are condemned, or if proceedings are filed for condemnation or under the right of eminent domain, the result of which will have a Material Adverse Effect, Buyer may elect: (i) to proceed to Closing with a reduction in the Purchase Price reasonably determined by the Buyer to equal the fair value of the damage or taking (which amount may not exceed either the cost to replace or repair the property damaged or destroyed, or the value of the property condemned); or (ii) offer to extend the date for Closing to allow TXU the opportunity to repair or replace any damaged or destroyed Asset; (iii) accept the Assets, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case TXU shall pay to Buyer all sums paid to TXU by third parties (including insurance providers of TXU and its Affiliates) by reason of the destruction, or taking of such portion of the Assets, to the extent such sums are not committed, used or applied by TXU prior to the Closing Date to repair, restore or replace such damaged or taken Asset, and shall assign and transfer to Buyer, or subrogate Buyer to, all of the right, title and interest of TXU in and to any unpaid awards or other payments from third parties (including insurance providers of TXU and its Affiliates) arising out of the destruction, taking, or pending or threatened taking. If any such payments are not assignable, TXU will collect such payments at Buyer's expense and remit all such amounts, less any related expenses, to Buyer as such are collected. Prior to Closing, TXU shall not compromise, settle or adjust any amounts payable by reason of any destruction, taking, or pending or threatened taking, as to such portion of the Assets as to which Buyer has elected the option set forth in clause (iii) above, without first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. TXU shall promptly notify Buyer of any destruction or taking of the type described in this Section 5.9.

         5.10. Fees and Expenses. Except as otherwise expressly provided in this Agreement, TXU shall pay the fees and expenses of TXU and that relate to the Assets, and the Buyer shall pay its fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

         5.11. Taxes and Other Charges. All sales, use, registration, stamp, property transfer, transfer and similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the person upon whom such Tax is imposed by Applicable Law. Each Party agrees to cooperate in the filing of all necessary documentation and returns with respect to all such Taxes.

         5.12. Amendment of Schedules. The Buyer and TXU will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (i) on or prior to the date hereof (a "Pre-Signing Event") or (ii) after the date hereof but prior to the Closing (a "Post-Signing Event"), in any case, requiring supplementation or amendment of the schedules provided by the Parties attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules which were or have been rendered inaccurate thereby. If Closing occurs, all supplements and amendments to the schedules provided by the Parties are effective for all purposes, including to (i) amend or supplement the representations and warranties (and corresponding schedules) made as of the date hereof, and (ii) for the purpose of determining (A) satisfaction of the conditions set forth in
Section 5.12 hereof, and (B) compliance by the Parties with their respective covenants and agreements set forth herein.

         5.13. No Shopping. From and after the date of this Agreement, neither TXU, its Affiliates nor any of their respective officers, directors, employees, representatives, agents or anyone acting on behalf of any of them shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any non-public information to, any Person (other than the Buyer, its Affiliates and their representatives) with respect to any merger, purchase or sale of assets, purchase or sale of equity interests or any similar transaction involving any of the Assets unless this Agreement is terminated in accordance with Section 8 hereof.

         5.14. HSR Filing. Within 5 Business Days after the date of this Agreement, each Party will make the required filings under the Hart Scott Rodino Antitrust Act. Seller will pay, or reimburse Buyer if paid by Buyer, the filing fees for the transaction.

         5.15. TXU Signs. Within six (6) months after Closing, Buyer will remove all marks on signs and other markers from any of the Assets bearing the name of TXU or any derivative thereof, and change the color of any Assets that are painted with TXU proprietary colors.

         5.16. Cooperation. After Closing, TXU shall undertake reasonable efforts to facilitate an audit of the Assets as requested by Buyer, and Buyer shall compensate TXU for all reasonable associated internal and external costs.

6.       CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE

         6.1. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction of each of the following conditions
(any of which may be waived by Buyer, in whole or in part):

              (a) All of TXU's representations and warranties in Section 3 of this Agreement that are not qualified by materiality must be true and correct in all material respects, and those that are qualified by materiality must be true and correct, in each case, at and as of Closing;

              (b) TXU must have performed and complied with all of its covenants hereunder in all material respects through the Closing, including the delivery of all documents required under Section 2.7(a);

              (c) TXU must have delivered a certificate to Buyer which certifies that conditions (a) and (b) have been satisfied;

             (d) No action, suit or proceeding is pending before any court or quasi-judicial or administrative agency wherein TXU is a party, if an unfavorable injunction, judgment, order, decree or ruling would prevent the consummation of any of the transactions contemplated by this Agreement, or would cause such transactions to be rescinded following consummation, or would adversely affect the right of Buyer to own and to operate the Assets;

             (e) The Buyer shall have received the written opinion of Hunton & Williams LLP substantially in the form of Exhibit D hereto;

             (f) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated herein shall have expired or been terminated without any adverse condition attached thereto; and

             (g) All consents, authorizations, orders and approvals, required pursuant to this Agreement and set forth on Schedule 6.1(g), including those of any Governmental Authority, shall have been obtained or made and shall be in full force and effect at the time of the Closing.

         6.2. Conditions to the Obligations of TXU. The obligation of TXU to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived by TXU, in whole or in part):

             (a) All of Buyer's representations and warranties as set forth in
  Section 4 that are not qualified by materiality must be true and correct in all material respects, and those that are qualified by materiality must be true and correct, in each case, at and as of the Closing Date;

             (b) Buyer must have performed and complied with all of its covenants hereunder in all material respects through the Closing, including the delivery of all of the documents required under Section 2.7(b);

             (c) Buyer must have delivered a certificate to TXU that certifies that conditions (a) and (b) have been satisfied;

             (d) No action, suit or proceeding is pending before any court or quasi-judicial or administrative agency if an unfavorable injunction, judgment, order, decree or ruling would prevent consummation of any of the transactions contemplated by this Agreement, or would cause such transactions to be rescinded following consummation, or would adversely affect the right of TXU to contribute the Assets and the Assumed Obligations to Buyer under the terms of this Agreement; and

             (e) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated herein shall have expired or been terminated without any adverse condition attached thereto.

7.       INDEMNIFICATION AND ASSUMPTION

         7.1. By TXU. Subject to the terms and conditions of this Section 7, TXU shall indemnify and defend Buyer, its Affiliates and their respective directors, officers, employees, contractors, agents and other representatives (each such Person being herein called a "Buyer Indemnified Party", and all such Persons being collectively herein called the "Buyer Indemnified Parties") against, and hold each Buyer Indemnified Party harmless from, any loss, liability, damage, cost, expense, action, award, suit, proceedings, hearing, investigation, charge, complaint, Claim, demand, injunction, judgment, order, decree, ruling, taxes, or liens (including reasonable costs of defense and investigations, settlements, and fees, and further including court costs and reasonable attorneys' and witness fees) or penalties or fines (collectively, "Losses") that such Buyer Indemnified Party incurs to the extent arising out of or resulting from any of the following, and in each case whether known or unknown (unless and to the extent as to particular warranties and representations such matter is expressly limited herein by Knowledge) (collectively, the "Buyer Indemnified Liabilities"):

             (a) the failure of any of the representations and warranties of TXU contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

             (b) the failure of TXU to perform any covenant or agreement of TXU in this Agreement; and

             (c) the Retained Liabilities, except to the extent that Buyer or its actions have caused additional liability from TXU.

         7.2. Limitations on TXU's Indemnity. TXU shall not be liable under
Section 7.1(a) unless the aggregate amount of Losses with respect to such matters exceeds 5% of the Purchase Price, and then only with respect to the losses over that amount, and (ii) TXU's maximum liability under this Section 7.1 will never exceed 20% of the Purchase Price.

         7.3. By Buyer. Subject to the terms and conditions of this Section 7, Buyer shall indemnify and defend TXU, its Affiliates, and each of their respective directors, officers, employees, contractors, agents and other representatives (each such Person being herein called a "TXU Indemnified Party", and all such Persons being collectively herein called the "TXU Indemnified Parties") against, and hold each TXU Indemnified Party harmless from, any Losses that such TXU Indemnified Party incurs to the extent arising out of or resulting from any of the following, and in each case whether known or unknown (unless and to the extent as to particular warranties and representations such matter is expressly limited herein by Knowledge) (collectively, the "TXU Indemnified Liabilities"):

              (a) the failure of any of the representations and warranties of Buyer contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

              (b) the failure of Buyer to perform any covenant or agreement of Buyer in this Agreement; and

              (c) the Assumed Obligations.

         7.4. Express Negligence Rule. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO THE INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY THE INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         7.5. Notice of Claim. For purposes of this Section 7, the term "Indemnifying Party" when used in connection with a particular Claim shall mean the Party having an obligation to indemnify another party with respect to such Claim pursuant to this Section 7, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to such Claim by another Party pursuant to this
Section 7.

               (b) Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Section 7, such Indemnified Party will provide notice thereof in writing to the Indemnifying Party (a "Claim Notice") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim
  (if any). For purposes of this Section 7.5(b), receipt by a Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a Party to this Agreement which gives rise to a Claim on behalf of such Party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this
  Section 7.5(b); provided that, the failure to give notice in a timely manner as required shall not negate or otherwise affect the indemnification obligation of the Indemnifying Party except: (i) to the extent, if any, the Indemnifying Party is actually prejudiced by the failure to give such timely notice, and (ii) as provided in Section 7.8. Each Claim Notice shall set forth a reasonable description of the Claim as the Indemnified Party shall then have and shall contain a statement to the effect that the Indemnified Party giving the notice is making a claim and formal demand for indemnification under this
  Section 7.

         7.6. Third Party Claims. If any third Person shall notify an Indemnified Party with respect to any matter which gives rise to a claim for indemnification against the Indemnifying Party under this Section, then the Indemnified Party promptly shall transmit to the Indemnifying Party a Claim Notice relating to such Third Party Claim. The failure to give notice in a timely manner as required by the preceding sentence shall not negate or otherwise affect the indemnification obligation of the Indemnifying Party except: (i) to the extent, if any, the Indemnifying Party is actually prejudiced by the failure to give such timely notice, and (ii) as provided in Section 7.8. Prior to the expiration of the 45-day period following the Indemnifying Party's receipt of such notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party: (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 7, with respect to such Third Party Claim; and (ii) whether the Indemnifying Party elects, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

              (b) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Section 7 and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.6(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, without the consent of the Indemnified Party, the Indemnifying Party may not admit or stipulate the liability of any Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel at the Indemnifying Party's expense in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
  Section 7.6(b) and shall bear its own costs and expenses with respect to any such participation.

              (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7.6 above, the Indemnified Party may defend itself against the Third Party Claim in any manner it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         7.7. Subrogation. If any Indemnified Party has a right against a third party (other than an insurance provider of the Indemnified Party and its Affiliates) with respect to any Losses paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         7.8. Exclusive Remedies; Survival of Representations and Warranties; Limitation of Certain Liabilities. (a) The Parties: (i) agree that only actual damages shall be recoverable under this Agreement and (ii) hereby waive any right to recover special, punitive, consequential, incidental or exemplary damages, except to the extent any such Party suffers such damages to an unaffiliated third party in connection with a Third Party Claim, in which event such damages shall be recoverable. Notwithstanding anything to the contrary in this Agreement, the indemnification provisions of this Agreement shall be the exclusive remedies for any Claim based upon this Agreement or the transactions described herein following Closing. In furtherance of the foregoing, all other remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party.

              (b) Notwithstanding anything to the contrary in this Agreement, neither Party has any indemnification obligation under this Agreement arising from the failure of a representation or warranty made by such Party unless the Claim Notice relevant thereto is delivered to the Indemnifying Party prior to the end of the survival period with respect to such representation and warranty as set forth in Section 7.8(c).

              (c) Except as provided below, each of the Parties' representations and warranties set forth in this Agreement and any certificate or instrument delivered in connection herewith terminate on the first (1st) anniversary of the Closing Date. After termination, neither Party may bring any action or present any Claim for a breach of any representation or warranty. However, a Party's rights to indemnity will not expire with respect to a bona fide Claim properly asserted in writing before the first (1st) anniversary of the Closing Date. The covenants and obligations of each of the Parties under this Agreement survive the Closing.

8.       TERMINATION

         8.1. Termination Events. This Agreement may be terminated by written notice given prior to or at the Closing, such termination to be effective as of the time and date of the other Party's receipt thereof:

              (a) by Buyer or TXU 30 days after giving written notice to the other Party of a material breach of any provision of this Agreement, if the breach has not been cured or waived;

              (b) by mutual consent of Buyer and TXU; or

              (c) by either Buyer or TXU if the Closing has not occurred (other than through its failure to comply fully with its obligations under this Agreement) on or before June 15, 2004.

         8.2. Effect of Termination. The following provisions apply if this Agreement is terminated:

              (a) If this Agreement is terminated by either Party for any reason except pursuant to an express right as set forth herein, the non-terminating Party will be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; subject, however, to the provisions of Section 7.8.

              (b) The Parties agree that the provisions of this Section 8.2 will survive any termination of this Agreement.


9.       MISCELLANEOUS

         9.1. Entire Agreement. This Agreement, including all exhibits and schedules hereto, supersedes any and all other agreements, oral or written, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the transactions contemplated hereby.

         9.2. No Reliance on External Representations. Buyer acknowledges that, in determining whether to purchase the Assets, it has not relied on any representation, warranty or other statement of TXU or any officer, director, employee, representative or agent of TXU, other than those representations, warranties and statements as set forth in this Agreement (including the exhibits and schedules hereto) and the certificates and other instruments delivered pursuant to this Agreement. TXU shall have no liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information relating to TXU, or prepared by or on behalf of TXU, and supplied to Buyer before the date hereof, or any information, documents or materials made available to Buyer in any data rooms, any presentation or in any other form relating to the business of TXU in connection with the transactions contemplated hereby.

         9.3. Amendments. This Agreement may only be amended in writing signed by Buyer and TXU.

         9.4. Waivers. The delay or failure of a Party to exercise any right or to insist on performance of any obligations is not a waiver of that right or obligation, or any similar right or obligation. Waivers are only effective if in writing.

         9.5. Parties in Interest. This Agreement is binding upon and will inure to the benefit of the Parties hereto and may not be assigned by either Party, without the prior written consent of the other Party; provided, however, that after written notice to Seller, Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer without the consent of Seller, but no such assignment shall release Buyer of its liability hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision of this Agreement.

         9.6. Notices. All notices, consents, waivers and other communications to be given or made hereunder by any Party to the other Parties ("Notices") must be in writing and: (i) delivered by hand, (ii) mailed by certified mail, postage prepaid, return receipt requested, (iii) sent by telecopy or facsimile transmission, answer back requested, or (iv) sent by express mail, Federal Express, or other express delivery service or courier service, to each Party at its address or telecopy number set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other
Parties):

         If to TXU:

         TXU Fuel Company
         Energy Plaza
         1601 Bryan, [Suite 4200]
         Dallas, TX 75201-3411
         Tel:  (214) 812-5565
         Facsimile:  (214) 812-8998
         Attention: Kirk Oliver
         with copies to:

         Hunton & Williams LLP

         Energy Plaza
         1601 Bryan, 30th Floor
         Dallas, Texas 75201
         Tel: (214) 979-3000
         Facsimile: (214) 880-0011
         Attention: Joe Davis

         If to Buyer:

         Energy Transfer Partners, L.P.
         2838 Woodside Street
         Dallas, Texas 75204
         Tel:  (214) 981-0700
         Facsimile:  (214) 981-0703
         Attention: Clay Kutch

         with copies to:

         Energy Transfer Partners, L.P.
         8801 S. Yale, Suite 310
         Tulsa, Oklahoma  74137
         Tel:  (918) 492-7272
         Facsimile:  (918) 493-7290
         Attention:  Robert A. Burk

         with copies to:

         Thompson & Knight LLP
         1700 Pacific Avenue, Suite 3300
         Dallas, Texas  75201
         Tel:  (214) 969-1700
         Facsimile:  (214) 969-1751
         Attention:  Jeff Zlotky

Notices are be effective: (i) if delivered in person or by courier, upon receipt at the address referred to above by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received; provided, however, if the transmission is not received during normal business hours on a business day, the notice will be effective as of the next succeeding business day, or (iii) if mailed, the date of delivery as shown by the return receipt therefor. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

         9.7. Costs. TXU and Buyer will each bear its own fees and expenses incurred in connection with the transactions described in this Agreement.

         9.8. Governing Law and Jurisdiction. This Agreement is governed by and will be construed in accordance with the laws of the State of Texas.

         9.9. Incorporation of Exhibits and Schedules. The annexes and schedules attached to the Agreement or identified in this Agreement are incorporated by this reference and are a part of the Agreement for all purposes.

         9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

             [Remainder of Page Intentionally Left Blank.]

                        SIGNED THIS 25th day of April, 2004.



                             TXU FUEL COMPANY


                             By:  /s/ Kirk R. Oliver
                                  ---------------------------------------
                             Name: Kirk R. Oliver
                             Title: Treasurer




                             ENERGY TRANSFER PARTNERS, L.P.

                             By:  U.S. Propane, L.P.,
                                  its general partner

                                  By:  U.S. Propane, L.L.C.,
                                       its general partner



                             By:  /s/ Kelcy Warren
                                  ---------------------------------------
                             Name: Kelcy Warren
                             Title: Co-Chairman and Co-Chief Executive Officer

                                   APPENDIX A


                              Certain Defined Terms

         "Affiliate" means, with respect to any Person, one that, directly or indirectly, controls, is controlled by, or is under common control with, another Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreed Value" is defined in Section 2.4.

         "Allocation Schedule" is defined in Section 2.4.

         "Applicable Law" shall mean any law to which a specified Person or property is subject.

         "Assets" is defined in Section 2.2.

         "Assigned Contracts" is defined in Section 2.2(c).

         "Assumed Obligations" means: (i) all Losses and obligations arising out of or relating to the ownership, use, construction, maintenance or operation of the Assets before or after the Effective Time, except for: (A) any Retained Liabilities for which TXU is indemnifying Buyer pursuant to Section 7.1, and (B) any Losses as a result of the failure of any representations and warranties contained in Section 3 to be true and correct (provided that Buyer timely provides notice in the manner, and within the survival period, specified in
Section 7.8); (ii) all Losses and obligations expressly assumed by the Buyer pursuant to Section 2.7(b)(ii); and (iii) all Losses and Obligations arising out of Buyers', its representatives', agents' or contractors' presence on or access to any of the Assets before the Closing.

         "Books and Records" is defined in Section 2.2(h).

         "Buyer Indemnified Party" and "Buyer Indemnified Parties" is defined in
Section 8.1.

         "Buyer Indemnified Liabilities" is defined in Section 7.1.

         "Cash" means cash, or cash equivalents.

         "Claim" means all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether or not ultimately determined to be valid.

         "Claim Notice" is defined in Section 7.5(b).

         "Closing" is defined in Section 2.6.


                                        Appendix A - Page 1

         "Closing Date" is defined in Section 2.6.

         "Confidentiality Agreement" is defined in Section 5.3.

         "Conveyance Documents" is defined in Section 2.7(a).

         "Effective Time" is defined in Section 2.6.

         "Election Period" is defined in Section 7.6(a).

         "Encumbrance" means any lien, pledge, security interest, mortgage, encumbrance, defect in title or any similar matter that would create an impairment of use and enjoyment of, or loss of interest in the relevant asset.

         "Environmental Laws" means all federal, state, local and foreign laws or statutes, regulations, rules, codes, ordinances, treaties, orders, decrees, judgments, written agreements entered into with Governmental Authorities, or injunctions issued, promulgated, approved or entered relating to pollution, or protection of the environment or occupational health and safety, including releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes (including, without limitation, oil, asbestos and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, material or wastes, or designed to provide safe and healthful working or living conditions or to reduce occupational or other safety and health hazards.

         "Environmental Liabilities and Costs" means any costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under Environmental Law and consisting of or relating to:

         (a) any environmental, health or safety matters or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) civil fines or, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response action, investigative, remedial, removal or inspection costs and expenses;

         (c) financial responsibility for any required compliance, corrective, investigative or remedial measures;

         (d)      natural resource damages; or

                              Appendix A - Page 2

         (e) all costs and expenses incurred as to any inquiry, investigation or judicial or regulatory action or proceeding relating to any of items (a) through (d) above.

         The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et. seq., as amended (CERCLA).

         "Excluded Assets" is defined in Section 2.3.

         "Execution Date" means the later of: (i) the date on which TXU executes this Agreement and (ii) the date on which Buyer executes this Agreement.

         "Final Settlement Date" is defined in Section 2.13.

         "Final Settlement Statement" is defined in Section 2.13.

         "Financial Statements" is defined in Section 3.4.

         "Gas Inventory Account" is defined in Schedule 2.11.

         "Gas Transportation Agreements" is defined in Section 2.9.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substance" shall mean any substance or material which if present in the environment would under applicable Law require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous, or otherwise regulated by or form the basis for liability under any Environmental Law, whether or not identified as hazardous wastes under RCRA or hazardous substances under CERCLA.

         "Imbalance Payable" means that quantity of gas owed by TXU to another party with respect to the Assets applicable to any period before the Effective Time.

         "Imbalance Receivable" means that quantity of gas owed to TXU with respect to the Assets applicable to any period before the Effective Time.

         "Indemnified Party" is defined in Section 7.5(a).

         "Indemnifying Party" is defined in Section 7.5(a).

         "Inventory" is defined in Section 2.2(d).

         "IRC" means the Internal Revenue Code of 1986, as amended.

                              Appendix A - Page 3

         "Knowledge" means, with respect to a Party hereto, the actual knowledge of any officer or manager of such Party in charge of a discrete business area or function having responsibility for the referenced matter, without further inquiry or investigation of such officer or manager.

         "Losses" is defined in Section 7.1.

         "Material Adverse Effect" means a material adverse effect on the Assets, taken as a whole.

         "Material Contracts" is defined in Section 3.8.

         "Notices" is defined in Section 9.6.

         "Ordinary Course of Business" means the ordinary course of the business, consistent with the referenced Party's past custom and practice.

         "Other Intellectual Property" is defined in Section 2.2(f).

         "Permits" is defined in Section 3.5.

         "Permitted Encumbrance" means any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith and for which the applicable Party is responsible; (ii) any obligations or duties reserved to or vested in any Governmental Authority to regulate any Asset in any manner; (iii) the terms and conditions of the Assigned Contracts, to the extent that the terms thereof may be interpreted as an Encumbrance on any other Asset; (iv) all rights to consent by, required notices to, filings with or other actions by, Governmental Authorities in connection with the sale of any Assets to the extent such consents are customary after Closing; (v) any required third-party consents to assignment and similar agreements and obligations with respect to which, prior to the Closing: (A) waivers or consents have been obtained from the appropriate party, (B) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (C) arrangements reasonably satisfactory to Buyer have been made to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface obligations, including (without limitation): pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of or for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and any other easements and rights-of-way on, over or in respect of any of the Assets; and (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the Ordinary Course of Business incidental to construction, maintenance or operation of any of the
Assets: (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable, or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith in the Ordinary Course of Business by appropriate action and for which the referenced Party is responsible.

                              Appendix A - Page 4

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         "Person" means any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or government.

         "Personal Property" is defined in Section 2.2(b).

         "Preliminary Settlement Statement" is defined in Section 2.12.

         "Purchase Price" is defined in Section 2.4.

         "Real Property" is defined in Section 2.2(a).

         "Reasonable Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the applicable Party to incur any unreasonable cost or expense in connection therewith.

         "Retained Liabilities" means: (i) all liabilities and obligations arising out of or relating to the ownership, use, construction, maintenance or operation of the Excluded Assets; (ii) all operating expenses arising out of the ownership of the Assets and incurred in the Ordinary Course of Business before the Effective Time; (iii) the matters (if any) disclosed on Schedule 3.9 and the litigation (if any) disclosed in Schedule 3.10; (iv) all fines and penalties incurred before the Effective Time and assessed by a Governmental Authority (whether assessed before or after the Effective Time); (v) any tax owed by TXU or any of its Affiliates attributable to the ownership or operation of the Assets prior to the Effective Time, including (without limitation) TXU's proportionate share of ad valorem taxes under Section 2.10, to the extent attributable to the taxable periods or portions thereof ending before the Effective Time; (vi) all federal and state income tax obligations of TXU and its Affiliates; and (vii) except as otherwise provided in this Agreement, all employee benefit and welfare plan liabilities and obligations for the employees of TXU and its Affiliates, or TXU's termination of employment of any of such employees, including (without limitation) all pension, retirement, severance, health, vacation and other benefit liabilities and obligations, and compliance with all laws in connection therewith.

         "Specified Persons" means those persons identified on Schedule 3.9 under the heading "Specified Persons."

         "TXU Documents" is defined in Section 3.2.

         "TXU Indemnified Party" and "TXU Indemnified Parties" is defined in
Section 7.3.

         "TXU Indemnified Liabilities" is defined in Section 7.3.

         "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto.

                              Appendix A - Page 5

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         "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         "Third Party Claim" means a Claim asserted against an Indemnified Party by a Person other than a Party to this Agreement or any Affiliate thereof.

         "Transfer Requirement" is defined in Section 2.5.

         "Transferred Suspense Funds" is defined in Section 2.2(g).

         "Transition Services Agreement" is defined in Section 2.9.

                              Appendix A - Page 6